Mail Stop 3561

      							January 10, 2006


Mr. Miles S. Nadal
Chairman, President and Chief Executive Officer
MDC Partners Inc.
45 Hazelton Avenue
Toronto, Ontario M5R 2E3

	Re:	MDC Partners Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed April 18, 2005
      File No. 1-13178

Dear Mr. Nadal:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director